QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

[BURNHAM & SCHUMM LETTERHEAD]

CONSENT OF INDEPENDENT AUDITORS

June 25, 2004

        We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated May 19, 2004, on our audit of the consolidated financial statements of Public Media Works, Inc. which covered the consolidated balance sheets as of February 29, 2004 and February 28, 2003, and the results of the Company's operations and cash flows for the fiscal year ended February 29, 2004 and the fiscal years ended February 28, 2003 and 2002, and the period from March 3, 2000 to February 29, 2004 appearing in the Prospectus, which is part of the Registration Statement. We also consent to the reference of our firm under the caption "Experts" in this Prospectus.

/s/ Burnham & Schumm Burnham & Schumm, P.C. Certified Public Accountants Salt Lake City, Utah

QuickLinks

CONSENT OF INDEPENDENT AUDITORS